Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP, INC. ANNOUNCES GOODWILL IMPAIRMENT

HOPKINSVILLE, Ky. (October 8, 2009) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”), the parent Company of Heritage Bank, announced today that, for the three months ended September 30, 2009, it will record a $5.0 million pre-tax impairment charge to write off all of its goodwill. The impairment charge will result in a $3.3 million after-tax reduction in net income ($0.92 per share basic and diluted) for the three and nine month periods ended September 30, 2009. The determination of the impairment charge followed the Company’s annual review of its goodwill.

President and Chief Executive Officer John E. Peck, commented, “We are disappointed with having to report an impairment charge against earnings; however, the goodwill impairment charge is a non-cash adjustment which has no effect on the Company’s tangible equity ratio, regulatory capital ratios, statement of cash flows or liquidity. The charge is primarily due to the valuation declines in the equity markets over the past twelve months. In the last year, numerous publicly traded companies have seen sharp declines in the price of their common stock. Many of those companies have incurred impairment charges to reduce or eliminate the amount of goodwill on their books.”

Mr. Peck continued, “Heritage Bank remains well capitalized by regulatory standards with a total risk based capital ratio of approximately 13.00% and Tier 1 capital ratio of 7.80% at June 30, 2009. The impairment charge does not affect the Bank’s ability to meet its customer’s loan and liquidity needs. The impairment charge does not affect the Company’s ability to pay its quarterly dividend payment. Management anticipates that the Company will be profitable for the year ending December 31, 2009.”

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.